Exhibit 99.2

Release: March 16, 2022

CP issues 72-hour notice to lock-out TCRC-Train & Engine employees

Calgary – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) has issued 72-hour notice to the Teamsters Canada Rail Conference (TCRC)-Train & Engine of its plan to lock-out employees at 00:01 ET on March 20, 2022 if the union leadership and the company are unable to come to a negotiated settlement or agree to binding arbitration.

“For the sake of our employees, our customers, the supply chain we serve and the Canadian economy that is trying to recover from multiple disruptions, we simply cannot prolong for weeks or months the uncertainty associated with a potential labor disruption,” said Keith Creel, CP President and CEO. “The world has never needed Canada’s resources and an efficient transportation system to deliver them more than it does today. Delaying resolution would only make things worse. We take this action with a view to bringing this uncertainty to an end.”

We have been negotiating in good faith since September and over the past week, Canadian Pacific (CP) and the TCRC leadership have been meeting daily with federal mediators to reach a new negotiated collective agreement in hopes of avoiding a labor disruption. Despite those talks, our positions remain far apart.

Yesterday, CP tabled an offer that addressed a total of 26 outstanding issues between the parties, including an offer to resolve the TCRC’s key issues of wages, benefits and pensions through final and binding arbitration.

Today, the TCRC leadership rejected CP’s offer and, contrary to public statements by TCRC spokesman Dave Fulton that wages, benefits and pensions were the key issues, the union continues to table additional work rule demands. In rejecting our offer, the TCRC’s proposal included an even more onerous pension demand. The TCRC’s latest position would, if accepted, be even more destabilizing to the pension plan for all of CP’s unionized employees, not just the 10 percent who are TCRC members.

For nearly a decade, CP has invited the TCRC to enroll its members in a sustainable pension-sharing program, which has benefited thousands of members of CP’s other Canadian unions. The TCRC has consistently rejected this opportunity, and has done so again today. In fact, the union leadership has taken the successful pension-sharing program off the table seeking to negotiate all pension changes through collective bargaining – an unfair demand that jeopardizes the long-term health of a pension plan that 30,000 other employees and pensioners rely on.

“We are deeply disappointed that we find ourselves in this position,” said Creel. “CP will continue to bargain in good faith with the TCRC leadership to achieve a negotiated settlement or enter binding arbitration. The Canadian economy could avoid all the pain and damage of a work stoppage if the TCRC would agree to binding arbitration, an outcome we continue to push for.”

CP has commenced its work stoppage contingency plan and will work closely with customers to achieve a smooth, efficient and safe wind-down of Canadian operations.

TCRC represents approximately 3,000 locomotive engineers, conductors, train and yard workers across Canada. In 2021, a CP TCRC locomotive engineer earned on average $135,442 and the top earner made $209,773. Meanwhile, in 2021, a TCRC conductor, trainperson or yardperson earned on average $107,872 and the top earner made $182,888. These annual earnings far exceed the 2021 Canadian average earnings of $65,138.1 Since 2007, the TCRC members have enjoyed a wage increase of 43 percent, which exceeds the compounded inflation rate by nearly 20 percent.

CP has launched a fact-based information hub with materials about negotiating history and the issues and consequences of a work stoppage. Visit cpr.ca/TCRC2022 to learn more.

Forward looking information

This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited to, collective bargaining between CP and its labour unions, potential work stoppage and CP’s business, operations and service. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP’s forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to “Item 1A—Risk Factors” and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Information” in CP’s annual and interim reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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Maeghan Albiston

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